UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8 Registration Statement No. 333-170453

UNDER THE SECURITIES ACT OF 1933

99¢ ONLY STORES

(Exact name of registrant as specified in its charter)

California	95-2411605
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4000 Union Pacific Avenue
City of Commerce, California 90023
(323) 980-8145
(Address, including zip code, and telephone number, including area code, of registrant’s  principal executive offices)

99¢ Only Stores 2010 Equity Incentive Plan
 (Full title of the plans)

Russell Wolpert
4000 Union Pacific Avenue
City of Commerce, California 90023
(323) 980-8145
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Mary Ann Todd
Munger, Tolles & Olson LLP
355 South Grand Avenue
Los Angeles, California 90071
(213) 683-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

The Registration Statement on Form S-8 (Registration No. 333-170453) (the “Registration Statement”) of 99¢ Only Stores, a California corporation (the “Company”), registering 4,999,999 shares of common stock, no par value per share, of the Company (“Common Stock”) (as such amounts may have increased pursuant to the anti-dilution provisions described in the Registration Statement), to which this Post-Effective Amendment No. 1 relates, was originally filed with the Securities and Exchange Commission on November 8, 2010.

The Company, Number Holdings, Inc., a Delaware corporation (“Parent”), and Number Merger Sub, Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) on October 11, 2011. On January 12, 2012, at a special meeting of the shareholders of the Company, the shareholders of the Company voted to approve the Merger Agreement, as contemplated by the Merger Agreement.

On January 13, 2012 (the “Effective Time”), the Company filed an Agreement of Merger with the California Secretary of State, pursuant to which Merger Sub was merged with and into the Company, with the Company continuing as the surviving entity (the “Merger”). At the Effective Time, each outstanding share of Common Stock (other than shares of Common Stock held by Company shareholders who are entitled to and properly exercise dissenters’ rights under California law, shares owned by the Company, and shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent) was automatically converted into the right to receive $22.00 in cash, without interest and less any applicable withholding taxes.

As a result of the Merger, the Company has terminated all offerings of Common Stock pursuant to its existing registration statements, including the Registration Statement.  In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to the Registration Statement to deregister all shares of Common Stock registered under the Registration Statement that remain unsold as of the Effective Time, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Commerce, State of California, on January 13, 2012.

99¢ ONLY STORES

By:	/s/Eric Schiffer
Eric Schiffer
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated below as of January 13, 2012.

Signature	Title
/s/ Eric Schiffer	Chief Executive Officer and Director (principal executive officer)
Eric Schiffer

/s/ Robert Kautz	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)
Robert Kautz

/s/ Jeff Gold	President, Chief Operating Officer and Director
Jeff Gold

/s/ Norman Axelrod	Director
Norman Axelrod

/s/ Dennis Gies	Director
Dennis Gies

/s/ Howard Gold	Director
Howard Gold

/s/ Shane Feeney	Director
Shane Feeney

/s/ David Kaplan	Director
David Kaplan

/s/ Scott Nishi	Director
Scott Nishi

/s/ Adam Stein	Director
Adam Stein